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June 28, 1994

Robert S. Benson
32177 Highway 103
Evergreen, Colorado  80439

Re:    Employment Severance and Release Agreement

Dear Mr. Benson:

The purpose of this letter is to put into written form the agreement with respect to your resignation of employment with VICORP Restaurants, Inc. ("VICORP"). The agreement is:

Employment: Your last day as an officer and director of VICORP is June 28, 1994. As of that date, you are relieved of any further duties with VICORP. Your last day of employment with VICORP is July 15, 1994. Your status as an employee shall end on that date.

Salary: VICORP shall pay you your base salary through July 15, 1994, plus any accrued and unused vacation through that date. Federal and state withholding and other authorized deductions shall be taken from those amounts. Such payments shall be made to you by no later than July 15, 1994.

Benefits: Your entitlement to participate in the benefits offered by VICORP shall cease as of July 15, 1994. Any rights accrued under those plans to the date of termination shall be governed by the provisions of the respective plans. Notwithstanding that fact, however, you will be provided continuation rights with respect to medical and dental benefits as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

For the period July 16, 1994 through July 15, 1995, should you elect to receive medical and dental benefits as provided under COBRA, you agree to pay the Employee portion of the cost for VICORP's Select Medical ($1,000 deductible) and Dental family plans. For the same period, VICORP agrees to pay the Employer portion for such coverages plus an amount equal to the taxes incurred by you as the result of the Employee portion being paid with after-tax dollars, rather than with pre-tax dollars. The current Employee portion for such coverages is $1,248 annually ($832 medical and $416 dental).

For the period July 16, 1995 through January 15, 1996, you shall be responsible for the entire cost of the COBRA coverage should you elect to continue receipt of those benefits.

Subject to the exhaustion of your rights under COBRA (as opposed to your voluntary discontinuance of the same) and in the event as of January 16, 1996, you have been unable to obtain family medical and dental coverages substantially similar to those then being offered under VICORP's Select Medical ($1,000 deductible) and Dental family plans, at the same or lesser cost to you than what VICORP is charging its employees for such coverages under COBRA ("COBRA Cost"), VICORP will pay any costs in excess of the COBRA Cost for such coverages for the period January 16, 1996 through January 15, 1997 or whenever you obtain such coverages at a cost to you equal to or lower than the COBRA Cost, whichever is earlier.

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Stock Options: VICORP confirms your right to exercise until July 15, 1995 any options which were granted to you to purchase VICORP's common stock and which are vested as of July 15, 1994.

Severance: VICORP shall pay to you $300,000.00, less appropriate federal and state withholding, as severance pay in recognition of your service to VICORP and in consideration for your execution of the release set forth in this agreement. The payment shall be made to you in 26 biweekly installments. The first of such payments shall be made to you on the first payday for executives of VICORP subsequent to the expiration of the revocation period provided for in this agreement. All subsequent payments shall be paid pursuant to VICORP's normal payroll cycle for its executives.

Confidential Information: In the course of your employment, you have been exposed to trade secrets and other information which is of vital importance to VICORP's business. All non-public information, whether written or not, regarding VICORP's business, is confidential. You agree that you will not, directly or indirectly, at any time disclose any trade secrets or confidential information of VICORP which you have obtained during the course of your employment with VICORP. Nothing in this agreement shall prevent you from using your general knowledge, skill and experience, including general knowledge, skill, and experience in the food service business, in employment by a third party subsequent to your termination from VICORP.

Return of Documents: VICORP will provide to you for use by you and your immediate family through July 15, 1995 complimentary dining charge cards for use at any restaurants operated by VICORP. You have agreed to return to VICORP by July 15, 1994 any and all other keys, charge cards, company documents, and any and all other items of VICORP which are in your possession, other than documents pertinent to your tenure as a Director of VICORP and your continuing responsibility for your actions while serving in that capacity.

Continued Assistance: You have agreed to continue to cooperate with VICORP as needed with regard to any legal action which may necessitate your involvement and which arose during your tenure with VICORP. Any out-of-pocket expenses incurred by you in connection with your involvement shall be paid by VICORP.

Out-Placement Assistance: VICORP will reimburse you for up to $15,000.00 in documented costs for out-placement services, retraining, education, and/or travel costs incurred in conjunction with your seeking new employment. In furtherance of your efforts to gain new employment, you may also utilize the already paid registration fee to attend the 1994 MUFSO Conference.

Mutual Release: Except for any obligations described in this letter, you hereby release VICORP and its officers, directors, shareholders, and employees; and VICORP hereby releases you from any and all claims, agreements, promises, actions, and obligations that each may have against the other. This release covers claims and obligations, even if they are unknown at this time, including but not limited to any contract or tort claims and any claims based on rights under the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621. This release is to be broadly construed and interpreted and any question or ambiguities should be resolved in favor of release. VICORP and you also agree as to any such claim neither VICORP nor you will start or pursue any complaint or proceeding against the other before any court, tribunal or governmental agency.

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Miscellaneous:

You are entering into this agreement freely and voluntarily and acknowledge that you have been advised of your right to consult legal counsel and that you have had an opportunity to do so.

In the event any term of this agreement is unenforceable, then such unenforceable term would be altered so as to be enforceable. If that is not possible, then it will be deleted from this agreement and the remaining part of the agreement will remain in effect. This agreement constitutes the entire agreement between the parties with respect to this matter and supersedes any prior agreements, whether oral or written. Any change or modification of this agreement to be valid must be in writing signed by each of us and the terms and provisions of this agreement shall be binding upon our respective successors, assigns, heirs, executors, administrators, and representatives.

All controversies, claims and matters of difference in any way related to this Agreement shall be submitted to final and binding arbitration in Denver, Colorado according to the rules and practices of the American Arbitration Association from time to time in force, except that if such rules and practices conflict with the Colorado Rules of Civil procedure or any other provisions of Colorado law then in force, such Colorado rules and provisions shall govern. This submission and agreement to arbitrate shall be specifically enforceable.

This agreement shall be construed in accordance with the laws of the State of Colorado.

Revocation Period: You (a) shall have a period of twenty-one (21) days from the date of delivery of this agreement to accept the agreement, and (b) shall have seven (7) days following your execution of this agreement during which you may revoke the agreement by providing VICORP written notice of your revocation. If this agreement is not revoked by you during said seven (7) day period, it shall be deemed accepted. Except with respect to the date of termination, which shall be July 15, 1994, this agreement shall not be effective or enforceable until the revocation period has expired.

Sincerely,

/s/ Charles R. Frederickson
                                    Accepted and agreed to
Charles R. Frederickson
Chairman

SE/ts                                   /s/ Robert S. Benson
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                                    Robert S. Benson

                                        7/14/94
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                                      Date